Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated September 13, 2021, with respect to the combined financial statements of the Dodge Mechanical Power Transmission Business of ABB Asea Brown Boveri Ltd, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG

Zurich, Switzerland
September 20, 2021